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                                                                    Exhibit 4(c)

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                             THE GORMAN-RUPP COMPANY

                          EMPLOYEE STOCK PURCHASE PLAN

                   AS AMENDED AND RESTATED AS OF JULY 1, 1995
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          1. PURPOSE. The purpose of the Plan is to promote employee loyalty by encouraging employees of The Gorman-Rupp Company (the "Company") to participate in stock ownership. To that end, the Plan is designed to provide a convenient means through which employees of the Company and its designated subsidiaries may own shares in the Company and a method by which the Company may assist in achieving this objective.

          2. TERM. The operation of the Plan shall commence on the date fixed by the Company and shall continue from year to year, but it may be modified or discontinued by the Company's Directors at any time.

          3. ELIGIBILITY. All persons who are regular full-time employees of the Company or of one of its designated subsidiaries and who are also 18 years of age shall be eligible to participate in the Plan. Absence on approved leave shall not be considered an interruption of employment for any purpose of the Plan.

          4. PARTICIPATION. An eligible employee may elect to participate in the Plan at any time by executing and delivering a prescribed form to the Company. Upon enrollment, a participating employee shall elect to contribute from a minimum of $20 to a maximum of $500 per month of his compensation through payroll deduction, commencing no later than approximately six weeks after such election. The election is made by filing the appropriate payroll deduction authorization form with the Company and the appropriate purchase order form with the Administrator of the Plan. All payroll deductions shall be paid into the Plan and administered for the account of the participating employee as provided in the Plan. The election may be terminated or amended at any time by the filing of supplemental payroll deduction and purchase order forms. (An election to terminate payroll deductions does not, however, automatically constitute a notice of the employee's intention to withdraw from the Plan.) "Compensation" shall mean base earnings, including commissions, before deductions, but excluding overtime, bonus or other payments.

          5. COMPANY CONTRIBUTIONS. The Company (or one of its subsidiaries, as the case may be) shall make a contribution to the Plan for the account of each participating employee. The Company's contribution shall be made at approximately the same time as the payroll deduction for a participating employee, and shall be equal to a percentage of the contribution made by such participating employee through his payroll deduction as follows:

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Length of Employee's Service                   Company's Contribution as a
With the Company or One of its                 Percentage of Employee
        Subsidiaries                                  Contribution
------------------------------                 ---------------------------

          0-4 years                                      10%

          5-9 years                                      15%

      10 years and over                                  20%



          6. DIRECT CASH EMPLOYEE CONTRIBUTIONS. Any employee who is a participant in the Plan may elect, from time to time by executing and delivering the prescribed form on a monthly basis, to make direct cash contributions to the Administrator of the Plan. All such contributions, which shall be in amounts of not less than $20 nor more than $1,000, shall be commingled with other funds paid into the Plan and administered for the account of the participating employee as provided in the Plan. Neither the Company nor any of its subsidiaries shall make a contribution to the Plan with respect to any direct cash contributions made by a participating employee.

          7. WITHHOLDING. All taxes subject to withholding payable with respect to the amounts to be contributed to the Plan pursuant to Paragraph 5 will be deducted from the balance of the participant's salary on an annual basis and will not reduce the amounts to be paid into the Plan.

          8. ADMINISTRATOR. All contributions to the Plan, whether by a participating employee through payroll deduction, by the Company or one of its subsidiaries pursuant to Paragraph 5 or by a participating employee pursuant to Paragraph 6, shall be paid monthly to the person, firm or corporation designated by the Company as Administrator of the Plan. The Company shall cause the Administrator to hold all funds received by it; and the Administrator shall be under no obligation to pay interest on any funds held by it hereunder at any time.

          9. STOCK PURCHASES. Not later than 30 days after each payment to the Administrator as provided above, the Company shall cause the Administrator to apply the funds then in its custody to the purchase at prevailing market prices of the number of the Company's Common Shares which can be purchased with such funds. All purchases of shares as herein provided may be made in the name of the Administrator or its nominee. The shares purchased with the funds received by the Administrator under the Plan shall be credited pro rata to the accounts of the participants of the Plan in accordance with their respective interests in such funds.

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          10. DIVIDENDS AND OTHER DISTRIBUTIONS. Cash dividends and other cash distributions received by the Administrator on Common Shares held in its custody shall be credited pro rata to the accounts of participating employees in accordance with their interests in the Common Shares with respect to which the dividends or distributions are paid or made and shall be applied, at the close of each calendar quarter after receipt thereof by the Administrator, to the purchase of additional Common Shares of the Company and such Common Shares shall be credited to the accounts of the respective participating employees in the manner provided in Paragraph 9; provided, however, any participating employee may direct the Administrator to forward to him all such cash payments made with respect to Common Shares in his account. Dividends paid in Common Shares of the Company which are received by the Administrator with respect to Common Shares held in its custody shall be allocated to the respective participating employees in accordance with their interests in the Common Shares with respect to which the stock dividends were paid.

          11. DELIVERY. Certificates representing all or any portion of the shares and all or any portion of the cash credited to the account of a participating employee shall be delivered to such participant on request, except that there shall be no delivery of a certificate representing fractional shares. Upon request by a participating employee, the Administrator shall sell any or all Common Shares credited to such participant's account and shall deliver the proceeds of sale to the participant, after deduction of brokerage commissions payable in connection with such sale.

          12. SHAREHOLDER RIGHTS.

          (a) Prior to the time when the Administrator of the Plan makes delivery to a participating employee of certificates representing the Company's Common Shares purchased for his account hereunder, such Common Shares may be registered in the name of the Administrator or its nominee. Before each annual or special meeting of its shareholders, the Company shall cause to be sent to each participating employee as of the record date of such meeting a copy of the proxy solicitation material therefor, together with a form requesting confidential instructions to the Administrator on how to vote the Common Shares allocated to such participant's account. Upon receipt of such instructions, the Administrator shall vote the Common Shares as directed. Instructions received by the Administrator shall be held in the strictest confidence and shall not be divulged or released to any person, including officers or other employees of the Company. To the extent a participating employee does not direct the Administrator in whole or in part with respect to the exercise of voting rights arising under the Common Shares allocated to his account, such voting rights shall not be exercised by the Administrator. The preceding sentence shall not, however, limit any reasonable attempt by the Administrator to obtain voting instructions from a participating employee.

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          (b) In the event that the Administrator determines that a tender offer for the Company's Common Shares has commenced, the Administrator shall cause to be sent to each participating employee who, on the effective date of such offer or at any time during the effective period of such offer has Common Shares allocated to his account, all pertinent information in respect of such offer, including all the terms and conditions thereof, together with a form prescribed by the Administrator pursuant to which each participating employee may direct the Administrator to tender or sell pursuant to such offer all or part of the Common Shares so allocated to his account. The Administrator shall tender or sell only those Common Shares as to which valid and timely directions to tender or sell are received and not validly and timely revoked; all other Common Shares held under the Plan shall continue to be held by the Administrator. If during the course of such offer, there shall arise any issue on which participating employees who have directed the tender or sale of any of their Common Shares are required or have an opportunity to alter their circumstances (including, but not limited to, an opportunity to withdraw Common Shares previously tendered and an opportunity to tender Common Shares in a competing offer), the Administrator shall, in accordance with the foregoing provisions and to the extent reasonably practicable, solicit the directions of such participating employees with respect to each such issue and act in response to such directions.

          13. STATEMENT OF ACCOUNT. The Company shall cause the Administrator to furnish quarterly statements to each participating employee showing all transactions in his account during the prior quarter and the status of the account at the end of the quarter.

          14. COSTS. The Company shall pay all costs and expenses in connection with the administration of the Plan, including all brokerage commissions payable in connection with the purchase of shares hereunder; except that the Company shall not pay brokerage commissions payable in connection with reinvested dividends as provided in Paragraph 10 or brokerage commissions payable in connection with sales of shares requested by a participant as provided in Paragraph 11.

          15. WITHDRAWAL FROM THE PLAN. A participant may withdraw from the Plan by giving written notice to the Company or the Administrator. The effective date of such withdrawal shall be one week after such notice is received. Upon such withdrawal, the participant shall be entitled to receive from the Administrator, as soon as practicable, (a) certificates for the number of whole Common Shares of the Company credited to the account of such participant, (b) the cash value of any fractional share credited to such participant's account, and (c) any cash credited to the participant's account which has not been invested by the Administrator.

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          16. DEATH OR TERMINATION OF EMPLOYMENT. In the event of the death of a participating employee or of the termination of his employment for any other reason, he or his personal representatives shall be entitled to receive, upon written request to the Company or the Administrator, effective one week after such notice is received, certificates representing an amount of shares and cash determined in the same manner and deliverable at the same time as if he had withdrawn from the Plan by giving notice of his withdrawal.

          17. AMENDMENT OR TERMINATION OF PLAN. The Directors of the Company may at any time terminate the Plan or may make such amendment of the Plan, effective as of the first day of any calendar month subsequent to taking such action, as the Directors may deem proper and in the best interests of the Company, in each case without the assent of any participating employee or action by the Company's shareholders; provided, however, that no such amendment shall deprive any participant of any Common Shares of the Company which he may acquire or which may have been acquired for him through or as a result of the Plan. In the event of any termination of the Plan, each participant shall be entitled to receive certificates representing an amount of shares and cash determined in the same manner and deliverable at the same time as if he had withdrawn from the Plan by giving notice of his withdrawal effective as of the effective termination date.

          18. TRANSFERS. The interests of any participating employee under the Plan may not be transferred by such participating employee other than by will or the laws of descent and distribution and may not be encumbered in any manner. The rights of any participating employee hereunder shall be exercisable during such participant's lifetime only by such employee.